CERTIFICATE OF AMENDMENT STOCK CORPORATION Office of the Secretary of the State 30 Trinity Street / P.O. Box 150470 / Hartford, CT 06115-0470 /Rev. 03/01/2001

Space For Office Use Only Filing Fee $50.00
1. NAME OF CORPORATION: FCCC, INC.
2. THE CERTIFICATE OF INCORPORATION IS (check A., B. or C.): X A. AMENDED. ______ B. AMENDED AND RESTATED. ______ C. RESTATED.

3. TEXT OF EACH AMENDMENT / RESTATEMENT:

            RESOLVED, that Article 3 of the Certificate of Incorporation of
            FCCC, Inc. be, and it hereby is, amended to read as follows:

            "3. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 22,000,000 shares of Common Stock with no par value (the "Common Stock")."

(Please reference an 8 1/2 X 11 attachment if additional space is needed)

Space For Office Use Only

4. VOTE INFORMATION (check A., B. or C.):

     X       A.  The resolution was approved by shareholders as follows:

(set forth all voting information required by Conn. Gen. Stat. Section 33-800 as amended in the space provided below)

      Total Shares          Vote Required        Votes Favoring        Votes Opposed
  Entitled to Vote      for Adoption              Adoption                   to Adoption

       1,423,382                  711,692                        1,168,351                     28,598

_____  B.  The amendment was adopted by the board of directors without shareholder action.
                  No shareholder vote was required for adoption.

_____  C.  The amendment was adopted by the incorporators without shareholder action.
                  No shareholder vote was required for adoption.

5. EXECUTION:
Dated this 23rd day of January , 20 04 .
Bernard Zimmerman	President	/s/Bernard Zimmerman
Print or type name of signatory	Capacity of signatory	Signature